Exhibit 99.1

CARDIOVASCULAR SYSTEMS ANNOUNCES CLOSING OF COMMON STOCK OFFERING AND FULL EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

St. Paul, Minn. – November 26, 2013 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII) today announced the closing of its underwritten registered public offering of an aggregate of 3,000,000 shares of its common stock, including 391,304 shares of common stock sold pursuant to the full exercise by the underwriters of their option to purchase additional shares. All of the shares were sold at a price to the public of $30.00 per share. The aggregate net proceeds to the company from this offering are approximately $84.5 million, after deducting underwriting discounts and commissions and estimated offering expenses.

BofA Merrill Lynch acted as the sole book-running manager of the offering. Leerink Swann acted as joint lead manager. William Blair, JMP Securities, Dougherty & Company, Feltl & Company and Wunderlich Securities acted as co-managers.

The shares of common stock were sold pursuant to the company’s effective shelf registration statement.

The offering of these securities was made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by visiting EDGAR on the Securities and Exchange Commission’s website at http://www.sec.gov. Alternatively, copies of the final prospectus supplement and base prospectus related to the offering may be obtained by contacting BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attention: Prospectus Department or by e-mailing dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of CSI, and there will not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in August 2007. To date, over 125,000 of CSI’s devices have been sold to leading institutions across the United States. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries.

Contacts:

For Cardiovascular Systems, Inc.	PadillaCRT
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	marian.briggs@padillacrt.com

Matt Sullivan
(612) 455-1709
matt.sullivan@padillacrt.com